EXHIBIT 11.1


                              CALCULATION OF PRIMARY AND FULLY
                                 DILUTED EARNINGS PER SHARE


                                 PRIMARY EARNINGS PER SHARE
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Computation for Statement of Operations
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Reconciliation of net income per statement of operations to amount used in primary          1995          1994
earnings per share computation:

      Net income                                                                            $2,714,127    $1,308,633
      Add-Interest on short-term debt, net of tax effect, on application of assumed
         proceeds from exercise of options and warrants in excess of 20% limitation             43,320           -
      Net income, as adjusted                                                               $2,757,447    $1,308,633

Additional Primary Computation

      Net income, as adjusted per primary computation above                                 $2,757,447    $1,308,633
      Additional adjustment to weighted average number of shares outstanding:
         Weighted average number of shares outstanding                                         678,000       701,300
         Add-Dilutive effect of outstanding options and warrants (as determined by
            the application of the treasury stock method)                                      117,800        14,100
         Weighted average number of shares outstanding                                         795,800       715,400

      Primary earnings per share, as adjusted                                                  $3.47         $1.83

                                           FULLY DILUTED EARNINGS PER SHARE

Computation for Statement of Operations

Reconciliation of net income per statement of operations to amount used in primary earnings per share computation:

      Income (loss) before extraordinary loss                                               $2,714,127    $1,308,633
      Add-Interest on short-term debt, net of tax effect, on application of assumed
         proceeds from exercise of options and warrants in excess of 20% limitation             31,020           -
      Net income, as adjusted                                                               $2,745,147    $1,308,633

Additional Primary Computation

      Net income, as adjusted per primary computation above                                 $2,745,147    $1,308,633
      Additional adjustment to weighted average number of shares outstanding:
         Weighted average number of shares outstanding                                         678,000       701,300
         Add-Dilutive effect of outstanding options and warrants (as determined by
            the application of the treasury stock method)                                      117,800        73,400
      Weighted average number of shares outstanding                                            795,800       774,700

      Primary earnings per share, as adjusted                                                  $3.45         $1.69
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